UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 24, 2017

Millennium Investment & Acquisition Co. Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

811-22156
(Commission File Number)

20-4531310
(IRS Employer Identification No.)

301 Winding Road

Old Bethpage, NY 11804

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (212) 750-0371

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

SMC Global Financials and update on Initial Public Offering

The consolidated financial statements of SMC Global Securities Limited (“SMC”) for the twelve months ended March 31, 2017 as received by the registrant from SMC (the “SMC Financial Statements”), are attached hereto as Exhibit 99.1. The financial statements show improved financial performance for the Fiscal Year ended March 31, 2017.

The SMC Financial Statements are not financial statements of the Millennium Investment & Acquisition Company (the “Registrant”). The Registrant’s relevant asset is its ownership of a minority equity interest in SMC. In connection with the registrant’s investment in SMC, SMC has undertaken to provide the registrant with financial statements of the sort attached hereto, and the registrant has undertaken to file such financial statements publicly with the Securities and Exchange Commission.

As of the date of this filing, the Registrant owns 11,940,690 shares of SMC Global representing an approximately 10.55% ownership of SMC Global. As previously disclosed, the Registrant has an agreement with the principals of SMC Global to sell 100,000 shares per month until SMC Global completes a public offering. Pursuant to this arrangement, the Registrant has sold a total of 1,700,000 shares for total proceeds of approximately $2,100,000 which translates to an average sale price of $1.24 per SMC Global share. Based on this price, the Registrant’s ownership position in SMC Global would be valued at approximately $15 million. The Registrant has assigned a private company liquidity discount in valuing its position in SMC Global as there can be no assurance as to the continued performance and pricing with respect to the agreement for monthly sales or the ability of the Registrant to sell its entire position at the price described above.

Item 8.01 – Other Items

Announcement of Change of Ticker Symbol

Effective July 25, 2017 the ticker symbol for the Registrant will change from SMCG to MILC to better identify with the name of the company.

Item 9.01 Financial Statements and Exhibits.

Exhibits

Ex. No.	Description
99.1	Financial Statements of SMC Global Securities Limited for the twelve months ended March 31, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 24, 2017

MILLENNIUM INVESTMENT & ACQUISITION COMPANY, INC.

By:	/s/ David H. Lesser
David H. Lesser
Chairman, CEO, Secretary & Treasurer